Exhibit 2(h)

DISTRIBUTION AGREEMENT

     AGREEMENT made as of ____________, 2006 between Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC, a Delaware limited liability company, having an office at Two Hopkins Plaza, Baltimore, Maryland 21201 (the “Fund”), and Mercantile Investment Services, Inc., a Delaware corporation, having an office at 100 Summer Street, Suite 1500, Boston, Massachusetts 02110 (the “Distributor”).

     WHEREAS, the Fund is a closed-end management investment company, organized as a Delaware limited liability company and registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, it is intended that Distributor act as the distributor of the limited liability company interests (“Interests”) of the Fund.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Services as Distributor.

     1.1 Distributor will act as agent of the Fund for the distribution of the Interests covered by the registration statement of Fund then in effect under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act, and will perform the services set forth on Schedule A to this Agreement. As used in this Agreement, the term “registration statement” shall mean the registration statement of the Fund, then in effect, including Parts A (the “Prospectus”) and C of each registration statement, as filed on Form N-2, or any successor form thereto, with the Commission, together with any amendments thereto. The term “Prospectus” shall mean the then-current form of Prospectus used by the Fund, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statement, together with any amendments and supplements thereto. The Fund will notify Distributor in advance of any proposed changes to the Prospectus. The Distributor’s distribution of the Interests will be on a best efforts basis. It is understood that the Distributor does not undertake to sell any specific amount of Interests or to purchase any Interests for its own account.

     1.2 Consistent with the Fund’s limited liability company agreement (the “LLC Agreement”), the registration statement, this Agreement and any other written understanding between the Fund and the Distributor, Distributor shall solicit orders for the sale of the Interests and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Fund understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Fund. The Fund further understands that shareholders and potential shareholders in the Fund may invest in shares of such other investment companies. The Fund agrees that Distributor’s duties to other investment companies shall not be deemed in conflict with its duties to the Fund under this Section 1.2.

     1.3 Consistent with the understanding between the Fund and the Distributor, and subject to the last sentence of this Section 1.3, Distributor shall engage in such activities as it deems appropriate in connection with the promotion and sale of the Interests, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder’s fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the Fund’s investment adviser (the “Adviser”) or from another source as may be permitted by applicable law, and (ii) such corresponding payment has been approved by the Fund’s Board of Directors.

     1.4 In its capacity as distributor of the Interests, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

     1.5 The Fund’s officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Interests until such time as those officers deem it advisable to accept such orders and to make such sales.

     1.6 The Fund agrees to inform the Distributor from time to time of the states in which the Fund or its administrator has registered or otherwise qualified Interests for sale, and the Fund agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Interests for sale in such states as the Distributor may designate.

     1.7 The Fund shall furnish from time to time, for use in connection with the sale of the Interests, such supplemental information with respect to the Interests as Distributor may reasonably request; and the Fund warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Fund shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Fund’s books and accounts, (b) monthly balance sheets as soon as practicable after the end of each month, and (c) from time to time such additional information regarding the Fund as the Distributor may reasonably request.

     1.8 The Fund represents and warrants to Distributor that all registration statements, and the Prospectus filed by the Fund with the Commission under the Securities Act and the 1940 Act, when declared effective by the Staff of the Commission, shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder. The registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus are true and correct in all material respects. Furthermore, neither any registration statement nor any Prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to a purchaser of the Interests. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Interests distributed hereunder. The Fund may, but shall not be obligated to, propose from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Fund’s counsel, be necessary or advisable. If the Fund shall not propose any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Fund of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. In such case, the Distributor will be held harmless from, and indemnified by the Fund for, any liability or loss resulting from the failure to implement such amendment. The Fund shall not file any amendment to any registration statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

     1.9 The Fund authorizes the Distributor and dealers to use any Prospectus in the form furnished by the Fund from time to time in connection with the sale of the Interests.

     1.10 The Distributor may utilize agents in its performance of its services and, with prior notice to the Fund, appoint in writing other parties qualified to perform specific administration services reasonably acceptable to the Fund (individually, a “Sub–Agent”) to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Fund, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

     1.11 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor’s part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Fund agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, “Distributor Indemnitees”), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, “Claims”) which the Distributor Indemnitees may incur under the Securities

Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Fund and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Fund; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Fund-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Fund’s request; provided, however, that the Fund’s agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.11 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Fund by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties or the Distributor’s reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

     In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Fund with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Fund will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Fund and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Fund’s part, the Distributor shall have the right to participate in the defense. In the event the Fund elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Fund does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Fund, the Fund will reimburse the Distributor Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.11. The Fund’s indemnification agreement contained in this Section 1.11 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Interests.

     1.12 The Distributor agrees to indemnify, defend and hold harmless the Fund, its officers, Directors, employees, and any person who controls the Fund within the meaning of Section 15 of the Securities Act (collectively, “Fund Indemnitees”), from and against any and all Claims which the Fund Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Fund-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Fund by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties, or the Distributor’s reckless disregard of its obligations and duties under this Agreement, or (c) the Distributor’s failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (other than in respect of Fund-related advertisements or sales literature that fail to comply with applicable laws despite the Distributor’s exercise of reasonable care in the preparation and review thereof).

     In the event of a Claim for which the Fund Indemnitees may be entitled to indemnification hereunder, the Fund shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within ten (10) days of such receipt. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Fund, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor’s part, the Fund shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Fund, the Fund Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Fund reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Fund Indemnitees named as defendants in such suit, for the reasonable fees and expenses of any counsel retained by them to the extent related to a Claim covered under this Section 1.12. The Distributor’s indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund Indemnitees, and shall survive the delivery of any Interests.

     1.13 No Interests shall be offered by either the Distributor or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of Interests hereunder shall be accepted by the Fund if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10 of the Securities Act is not on file with the Commission; provided, however, that (a) the Distributor will not be obligated to cease offering Interests until it has received from the Fund written notice of such events, and (b) nothing contained in this Section 1.13 shall in any way restrict or have an application to or bearing upon the Fund’s obligation to repurchase Interests from any shareholder in accordance with the provisions of the Fund’s Prospectus or LLC Agreement.

     1.14 The Fund agrees to advise the Distributor as soon as reasonably practicable by a notice in writing delivered to the Distributor:

(a)	of any request by the Commission for amendments to the registration statement or Prospectus or for additional information;

(b)	in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus or the initiation by service of process on the Fund of any proceeding for that purpose;

(c)	of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(d)	of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Interests.

     For purposes of this Section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Interests.

     1.15 NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2. Fees.

     2.1 The Fund will pay, or will cause to be paid, all costs and expenses relating to: (a) the preparation and photocopying or printing of the Prospectus and all amendments and supplements thereto; (b) the exemption from registration or qualification of Interests for offer and sale under all relevant state “blue sky” laws; (c) the furnishing to the Distributor of copies of the Prospectus and all amendments or supplements thereto, in such quantities as may be required hereunder, including costs of shipping and mailing; (d) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; and (e) any other organization and offering expenses of the Fund which are stated in the Prospectus to be the responsibility of the Fund, the Adviser, or other agents or service providers.

     2.2 The Fund will not be responsible for the expenses incurred by the Distributor in the performance of its services under this Agreement, except as may be approved by the Fund and disclosed in the Prospectus.

     2.3 The Distributor may, and may authorize its Sub-Agents to, charge a sales load with respect to any subscription solicited by the Distributor or such Sub-Agent, as the case may be, provided that such sales load shall not exceed the sales load permitted in the Prospectus. The sales load will be deducted from a subscriber’s minimum subscription and will be collected from such subscriber; the Fund will not be liable for any sales loads, nor will the Distributor be obligated to pay any Sub-Agent or other party any sales load unless it expressly consents thereto.

3. Sale and Payment.

     3.1 Interests of the Fund may be subject to a sales load and may be subject to the imposition of a sales load. To the extent that Interests of the Fund are sold at an offering price which includes a sales load or are subject to a front-end sales load in accordance with the Prospectus, such Interests shall hereinafter be referred to collectively as “Load Interests.” If the Fund issues Load Interests, it shall be referred to as a “Load Fund.” Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Interests.

     3.2 The Distributor shall have the right to offer Load Interests at their net asset value and to sell such Load Interests to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Interests to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales load or underwriting discount, if any, referred to in Section 4 below.

     3.3 Prior to the time of delivery of any Load Interests by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in same-day funds equal to the applicable net asset value of such Interests. The Distributor may retain so much of any sales load or underwriting discount as is not allowed by the Distributor as a concession to dealers.

4. Public Offering Price.

     The public offering price of an Interest shall be the net asset value of such Interest next determined, plus any applicable sales load, all as set forth in the Prospectus. The net asset value of Interests shall be determined in accordance with the Prospectus.

5. Issuance of Interests.

     The Fund reserves the right to issue, transfer or sell Interests at net asset values (a) in connection with the merger or consolidation of the Fund with any other investment company or the acquisition by the Fund of all or substantially all of the assets or of the outstanding interests of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Interests in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Interests on a pro rata basis; (d) in connection with the issuance of Interests pursuant to any exchange and reinvestment privileges described in the Prospectus or the LLC Agreement; and (e) otherwise in accordance with the Prospectus.

6. Representations and Warranties.

     6.1 The Distributor represents, warrants and covenants to the Fund that:

(a)	Distributor will comply fully with the terms and conditions set forth in the Prospectus (including any amendments thereto from time to time that relate to the Distributor and to which the Distributor has consented in writing in advance).

(b)	The Distributor has obtained all required governmental and regulatory licenses, registrations and approvals as may be necessary for it to act as Distributor hereunder (including registration as a broker-dealer with the SEC and states in which offers are made, and membership in the NASD); and the Distributor will comply with any other applicable laws governing its activities in the jurisdictions in which it offers Interests.

(c)	The Distributor is duly organized and validly existing as a corporation under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement.

(d)	This Agreement has been duly and validly authorized, executed and delivered on the Distributor’s behalf and constitutes the Distributor’s binding and enforceable obligation in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(e)	The execution and delivery of this Agreement, the satisfaction of the Distributor’s obligations herein set forth and the consummation of the transactions contemplated herein and in the Prospectus will not constitute a breach of, or default under, the Distributor’s organizational documents or under any order, rule or regulation applicable to it or any order, rule or regulation of any court or any governmental body, administrative agency or self-regulatory organization having jurisdiction over it.

(f)	The Distributor has written policies and procedures in place that are reasonably designed to prevent a violation of the Federal Securities Laws (as such term is defined in Rule 38a-1 of the 1940 Act) by the Distributor and, indirectly, the Fund as a result of actions to be undertaken by the Distributor pursuant to this Agreement.

Each of the representations and warranties set forth in this Section 6.1 shall be deemed to be of a continuing nature and applicable, among other things, in the event of any amendment, supplement or restatement of the Prospectus or LLC Agreement.

     6.2 The Fund represents, warrants and covenants to the Distributor that:

(a)	The Fund is duly organized and validly existing as a limited liability company under the laws of the State of Delaware and has full power and authority to conduct its business as described in the Prospectus and to issue, sell and deliver the Interests as contemplated therein. The terms of the offering and the LLC Agreement do not contravene any provisions of federal or state law and the Fund is capitalized or will be capitalized as described in the Prospectus or in its financial statements.

(b)	The Interests, when issued and sold pursuant to the terms hereof and of the Prospectus, will be validly issued, fully paid and not subject to further call or assessment, and the Fund will apply the proceeds received from the issuance and sale of the Interests in the manner set forth in the Prospectus.

(c)	The Fund has obtained all necessary governmental and regulatory approvals and licenses and has effected all filings and registrations required to conduct its business and perform its obligations under this Agreement and as provided in the Prospectus.

(d)	The Fund is not in contravention of any provision of the LLC Agreement and is not in contravention of or default under any material agreement, order, law or regulation binding upon it. The execution and delivery of this Agreement, consummation of the transactions herein contemplated and compliance with the terms hereof will not constitute or result in a default under or contravene any provision of any material agreement, order, law or regulation binding upon the Fund.

(e)	The LLC Agreement and this Agreement have been duly authorized, executed and delivered by the Fund, and each is a valid and binding agreement of the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and except to the extent that the indemnification or exculpation provisions of such agreements may be limited under applicable law or this Agreement.

(f)	The Prospectus as of its date of issue and at the time each subscription is accepted will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. This representation and warranty shall not, however, apply to any statement or omission in the Prospectus made in reliance upon and in conformity with information furnished in writing by the Distributor for use therein.

Each of the representations and warranties set forth in this Section 6.2 shall be deemed to be of a continuing nature and applicable, among other things, in the event of any amendment, supplement or restatement of the Prospectus or LLC Agreement.

7. Term, Duration and Termination.

     This Agreement shall become effective as of the date first written above (the “Effective Date”) and, unless sooner terminated as provided herein, shall continue for a two-year period following the Effective Date. Thereafter, if not terminated, this Agreement shall continue with respect to the Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Fund’s Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Fund’s Board of Directors or the vote of a majority of the outstanding voting securities of the Fund. This Agreement is terminable without penalty with 60 days’ prior written notice, by the Fund’s Board of Directors, by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meaning as ascribed to such terms in the 1940 Act.)

8. Privacy.

     Nonpublic personal financial information relating to consumers or customers of the Fund provided by, or at the direction of, the Fund to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the

Fund other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of the Commission’s Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Fund. The Fund represents to the Distributor that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

9. Anti-Money Laundering Compliance.

     9.1 Each of the Distributor and the Fund acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Fund’s Interests, such notice informing such person of anti-money laundering compliance obligations applicable to financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

     9.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Interests of the Fund.

     9.3 Each of Distributor and the Fund agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”). Distributor undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor’s AML Operations, books and records pertaining to the Fund only. It is expressly understood and agreed that the Fund and the Fund’s compliance officer shall have no access to any of Distributor’s AML Operations, books or records pertaining to other clients of Distributor.

10. Notices.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Fund, to it at c/o Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201, Attention: President, with a copy to: Jennifer Vollmer, Esq., c/o Mercantile Capital Advisors, Inc., Two Hopkins Plaza, Baltimore, Maryland 21201; and if to Distributor, to it at 100 Summer Street, Suite 1500, Boston, Massachusetts 02110, Attention: Broker Dealer Chief Compliance Officer, with a copy to BISYS

Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attention: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

11. Confidentiality.

     During the term of this Agreement, the Distributor and the Fund may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to the Distributor or the Fund which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any governmental agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) it is requested to do so by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

12. Governing Law.

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

13. Prior Agreements.

     This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

14. Amendments.

     No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

* * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC

By:

Name:
Title:

Mercantile Investment Services, Inc.

By:

Name:
Title:

SCHEDULE A
SERVICES

     The Services to be provided by the Distributor pursuant to this Agreement shall include those set forth below and such additional services that the parties may from time to time agree upon:

  The Distributor will conduct at least quarterly branch audits in connection with its ongoing compliance program.
  The Distributor will provide legal review, in addition to principal sign off, of Fund sales literature (including on any website operated by Mercantile Bankshares Corporation, if applicable) to ensure compliance with the advertising rules of the relevant regulatory authorities. The Distributor will file such materials with the NASD and advise the Fund with respect to resolving any NASD comments regarding such materials.
  The Distributor will review subscription documents submitted with respect to the Fund for completeness; provided, however, that the Fund shall be responsible for determining whether an investor is qualified to purchase Interests.
  The Distributor will conduct initial and on-going due diligence on dealers/sellers that will sell Interests or provide ongoing services to investors in the Fund, and will provide the Fund with access to Dealer-Link for tracking agreements between the Distributor and such parties.
  The Distributor will provide the following support services relating to certain employees of the Adviser (“Adviser Employees”):
(a)	Processing, maintaining, and updating all NASD and state registrations for the Adviser Employees as representatives of the Distributor;

(b)	Maintaining a continuing education compliance calendar and furnishing the Adviser Employees with required continuing education training, including, but not limited to, annual “Firm Element” training and ongoing “Regulatory Element” training;

(c)	Assigning the Adviser Employees, in their capacity as registered representatives of the Distributor, to a supervisory principal who will: (i) provide required supervision of the Adviser Employees under the Distributor’s supervisory system designed to promote compliance with applicable laws, rules and regulations, (ii) raise and address applicable regulatory issues with (and notify and request any specific regulatory information which may be required from) Adviser and/or the Adviser Employees, (iii) review and approve (as appropriate) sales-related correspondence and promotional materials, and (iv) serve as a liaison between the Distributor and Adviser with respect to supervisory issues; and

(d)	Commission calculation and processing (as well as processing any commission/incentive fee calculation and processing for payments from the Distributor to Adviser Employees).